Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports 2016 Results, Provides 2017 Guidance, and Extends Asbestos Liability Estimate Through 2059

Fourth Quarter and 2016 Highlights:

•	Fourth quarter after-tax net asbestos provision of $125 million, or $2.13 per share; estimate of asbestos liability now covers pending and projected future claims through 2059.

•	Full year 2016 GAAP earnings per diluted share (EPS) of $2.07 compared to $3.89 in 2015. Excluding Special Items, EPS of $4.23 increased 3% compared to $4.13 in 2015.

•	Full year sales of $2.75 billion increased slightly compared to 2015, with core growth of 2%.

•	Introducing 2017 EPS guidance of $4.30-$4.55, with expected sales of $2.7 billion including core sales in a range of flat to +2%.

STAMFORD, CONNECTICUT - January 30, 2017 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported a fourth quarter 2016 GAAP net loss of $1.09 per share, compared to earnings of $1.11 per diluted share in the fourth quarter of 2015. Fourth quarter 2016 results include an after-tax net asbestos provision of $125 million, or $2.13 per share, and fourth quarter 2015 results include net after-tax Special Items of $1 million, or $0.01 per share. Excluding Special Items, fourth quarter 2016 earnings per diluted share were $1.02. (Please see the attached Non-GAAP Financial Measures tables.)

Fourth quarter 2016 sales were $681 million, approximately flat compared to the fourth quarter of 2015. Core sales increased $17 million, or 2.5%, mostly offset by a $16 million, or 2.4%, impact from unfavorable foreign exchange.

Full Year 2016 Results
Full year 2016 GAAP EPS was $2.07 compared to $3.89 in 2015. Special Items in full year 2016 results include an after-tax net asbestos provision of $125 million, or $2.11 per share, and a $3 million net after-tax legal settlement charge, or $0.05 per share. Special Items in full year 2015 results include $14 million in net after-tax charges, or $0.24 per share. Excluding Special Items in both years, 2016 EPS was $4.23, a 3% increase compared to $4.13 in 2015. (Please see the attached Non-GAAP Financial Measures tables.)

Full year 2016 sales of $2.75 billion increased slightly compared to $2.74 billion in 2015. Core sales growth of $56 million, or 2%, were mostly offset by a $48 million, or 2%, impact from unfavorable foreign exchange.

Max Mitchell, Crane Co. President and Chief Executive Officer, stated: “We were pleased with our full year performance. Results exceeded our guidance and initial expectations entering 2016, and we were able to deliver adjusted EPS 3% above 2015 levels despite continued weakness in Fluid Handling end markets and a substantial impact from unfavorable foreign exchange. Adjusted operating margins increased 20 basis points compared to last year, driven primarily by very strong execution at Payment & Merchandising Technologies, and I am particularly proud that we delivered free cash flow of $267 million."

Mr. Mitchell continued, "We are introducing 2017 EPS guidance in a range of $4.30-$4.55, with core sales flat to up 2%, and free cash flow of $220-$250 million. We remain excited about our future prospects, both for 2017 and beyond, across our global growth platforms. At Payment & Merchandising Technologies, we are seeing accelerating demand for productivity solutions, and we expect a third consecutive year of substantial growth and margin expansion in 2017. At Aerospace & Electronics, we have challenging top line comparisons following the completion of the Space Fence program; however, we have higher content on the newer, high growth aerospace programs launching over the next few years, along with declining R&D expense as major development programs are winding down. Fluid Handling order rates are stabilizing, and this business is well positioned for an eventual recovery. Lastly, Engineered Materials is positioned for another year of strong margins with continued underlying strength in its primary end markets." (Please see the attached Non-GAAP Financial Measures tables.)

Cash Flow and Other Financial Metrics
Cash provided by operating activities for the fourth quarter of 2016 was $150 million, compared to $114 million in the fourth quarter of 2015. Cash provided by operating activities for the full year 2016 was $318 million, compared to $229 million in 2015. Free cash flow (cash provided by operating activities less capital spending) was $267 million in 2016, compared to $190 million in 2015. The Company's cash position was $510 million at December 31, 2016, compared to $364 million at December 31, 2015. Total debt was $745 million at December 31, 2016, compared to $794 million at December 31, 2015.

Special Items Including Updated Asbestos Liability
The Company extended the time horizon of its estimated asbestos liability through the generally accepted end point in 2059, reflecting stabilization in key trends such as indemnity and defense costs, and the number of claims filed against the Company. As a result, the fourth quarter of 2016 included an after-tax net asbestos provision of $125 million, or $2.13 per share. The prior liability estimate, recorded as of December 31, 2011, covered costs related to claims filed and projected to be filed through 2021. The following table shows the Company's estimate of its asbestos liability:

($ millions)	Liability for Claims Filed Through 2021	Impact to Extend Liability for Claims Filed Through 2059

	Before 4Q 2016		Balance at
	Provision	4Q 2016 Provision	December 31, 2016
Asbestos Liability	$469	$227	$696
Insurance Receivable	(108)	(35)	(143)
Net Asbestos Liability	361	192	553
Tax Benefit	(127)	(67)	(194)
After-Tax Asbestos Liabilities	$234	$125	$359

Rich Maue, Crane Co.'s Chief Financial Officer, stated: "Overall, trends have been generally favorable and demonstrate a pattern of stability in recent periods. As a consequence, we were able to extend the liability estimate to the generally accepted end point in 2059. We expect an after-insurance, pre-tax cash outflow of approximately $55 million in 2017 (approximately $36 million after-tax), with annual cash outflows stable to gradually declining thereafter. That said, due to uncertainties in the tort system, as well as uncertainties inherent in the estimation process, future reviews may result in additional adjustments to our total asbestos-related liability." For additional information, please see the Company's Form 8-K filed with the SEC today.

In addition to the aforementioned asbestos provision, Special Items for the full year 2016 included $3.3 million in net after-tax charges, or $0.05 per share, related to a legal settlement.

Special Items in the fourth quarter of 2015 totaled $1 million in after-tax charges, or $0.01 per share. Special Items for the full year 2015 included $9 million in after-tax charges, or $0.15 per share, related to repositioning activities, and $5 million, or $0.08 per share, of after-tax integration-related charges associated with the MEI acquisition.

Segment Results
All comparisons detailed in this section refer to operating results for the fourth quarter 2016 versus the fourth quarter 2015.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2016	2015
Sales	$240	$259	$(19)	(7)%

Operating Profit	$28	$29	$(1)	(4)%
Operating Profit, before Special Items*	$28	$30	$(2)	(7)%

Profit Margin	11.6%	11.3%
Profit Margin, before Special Items*	11.6%	11.6%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $19 million, driven by a $10 million, or -4%, core sales decline, and $9 million, or -3%, of unfavorable foreign exchange. Operating margin improved to 11.6%, compared to 11.3% last year, primarily reflecting the impact of productivity, net repositioning benefits and favorable mix, partially offset by lower volumes, and to a lesser extent, competitive pricing. Excluding Special Items in 2015, operating margins were flat at 11.6%. Fluid Handling order backlog was $228 million at December 31, 2016, compared to $267 million at December 31, 2015 and $242 million at September 30, 2016.

Payment & Merchandising Technologies

	Fourth Quarter		Change
(dollars in millions)	2016	2015
Sales	$195	$174	$21	12%

Operating Profit	$38	$29	$10	33%
Operating Profit, before Special Items*	$38	$30	$9	29%

Profit Margin	19.7%	16.6%
Profit Margin, before Special Items*	19.7%	17.1%

*Please see the attached Non-GAAP Financial Measures tables

Sales increased $21 million, or 12%, driven by $28 million, or 16%, of core growth, partially offset by a $7 million, or -4%, impact from unfavorable foreign exchange. Operating margin expanded 310 basis points to 19.7%, driven primarily by integration synergies, the higher core sales and strong productivity.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2016	2015
Sales	$187	$191	$(4)	(2)%

Operating Profit	$39	$47	$(8)	(16)%
Operating Profit, before Special Items*	$39	$45	$(6)	(13)%

Profit Margin	21.0%	24.6%
Profit Margin, before Special Items*	21.0%	23.5%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $4 million, or 2%, primarily as a result of unfavorable comparisons related to military modernization and upgrade programs. Operating margins declined to 21.0%, as expected, primarily reflecting unfavorable mix and the lower volumes. Aerospace & Electronics order backlog was $353 million at December 31, 2016, compared to $436 million at December 31, 2015 and $377 million at September 30, 2016.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2016	2015
Sales	$60	$56	$4	6%

Operating Profit	$10	$10	$1	9%

Profit Margin	17.4%	16.8%

Sales increased $4 million, or 6%, driven by higher sales to the Recreational Vehicle and Building Product markets, partially offset by lower sales to the Transportation market. Operating margin increased 60 basis points to 17.4%, primarily reflecting higher volumes and strong productivity, partially offset by competitive pricing actions.

Providing Initial 2017 Guidance
Sales for 2017 are expected to be approximately $2.7 billion, reflecting core sales of 0% to +2%, more than offset by unfavorable foreign exchange of approximately 3%, and a 0.5% impact from divestitures. Earnings are expected to be in a range of $4.30-$4.55 per diluted share. Full year 2017 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $220-$250 million. (Please see the attached Non-GAAP Financial Measures tables.)

Additional guidance details will be provided at the Company's investor conference on March 2, 2017.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the fourth quarter financial results on Tuesday, January 31, 2017 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)